Exhibit 10.3
EXECUTIVE SEVERANCE AGREEMENT

October 1, 2012

Allen Muhich	Executive

Radisys Corporation, an Oregon Corporation
5435 NE Dawson Creek Drive
Hillsboro, OR 97124	the Company

1.Employment Relationship. Executive is currently employed by the Company as Interim Chief Financial Officer, Vice President of Finance and Secretary. Executive and the Company acknowledge that either party may terminate this employment relationship at any time and for any or no reason, provided that each party complies with the terms of this Agreement.
2.    Release of Claims. In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive agrees to execute a Release of Claims in the form attached as Exhibit A ("Release of Claims"). Executive promises to execute and deliver the Release of Claims to the Company within 21 days (or, if required by applicable law, 45 days) from the last day of Executive's active employment. Executive shall forfeit the severance benefits outlined in this Agreement in the event that Executive fails to execute and deliver the Release of Claims to the Company in accordance with the timing and other provisions of the preceding sentence or revokes such Release of Claims prior to the "Effective Date" (as such term is defined in the Release of Claims) of the Release of Claims.
3.    Additional Compensation Upon Certain Termination Events.
3.1    In the event of a Termination of Executive's Employment (as defined in Section 5.1) and contingent upon the Executive's execution of the Release of Claims without revocation within the time period described in Section 2 above and compliance with Section 8 and Section 9, Executive shall be entitled to the following benefits:
(a)    As severance pay and in lieu of any other compensation for periods subsequent to the date of termination, the Company shall pay Executive, in a lump sum, an amount equal to six (6) months of Executive's annual base pay at the rate in effect immediately prior to the date of termination. Severance pay that is payable under this Agreement shall be paid to Executive within 5 days following the Effective Date of the Release of Claims, and no later than two and one-half months following the last day of the calendar year of the Termination of Executive's Employment.

(b)    As an additional severance benefit, the Company will provide Executive with up to six (6) months of continued coverage (100% paid by the Company) pursuant to COBRA under the Company's group health plan at the level of benefits (whether single or family coverage) previously elected by Executive immediately before the Termination of Executive's Employment and to the extent that Executive elects to continue coverage during such 6-month period. Each month for which the Company pays COBRA premiums directly reduces the total number of months of Executive’s COBRA continuation entitlement.
(c)    The Company shall pay Executive his stock-based incentive compensation plan payout under the Radisys Corporation Long Term Incentive Plan pursuant to the terms of and within the periods specified in the Long Term Incentive Plan and shall pay Executive his stock-based incentive compensation plan payout under each other stock-based incentive compensation plan maintained by the Company pursuant to the terms of and within the periods specified in each such other stock-based incentive compensation plan that may then be applicable. The Company shall also pay Executive his cash-based incentive compensation plan payout earned but not yet received under each cash-based incentive compensation plan maintained by the Company, if any, for any performance period completed prior to the Termination of Executive's Employment. In addition, the Company shall pay Executive his cash-based incentive compensation plan payout for any then current performance period under each such cash-based incentive compensation plan, provided that such payout shall not exceed the payout at target performance, pro-rated through the date of the Termination of Executive's Employment. The amounts described in this Section (c), if any, shall be paid on the date Executive would otherwise have received each such payment if his employment had not been terminated and, in any event, no later than two and one-half months following the last day of the calendar year for which the cash-based incentive compensation plan payout was earned.
4.    Withholding; Subsequent Employment.
4.1    Withholding. All payments provided for in this Agreement are subject to applicable withholding obligations imposed by federal, state and local laws and regulations.
4.2    Offset. The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer after termination.
5.    Definitions.
5.1    Termination of Executive's Employment. Termination of Executive's Employment means that (i) the Company has terminated Executive's employment with the Company (including any subsidiary of the Company) other than for Cause (as defined in Section 5.2), death or Disability (as defined in Section 5.3), or (ii) Executive, by written notice to the Company, has terminated his employment with the Company (including any subsidiary of the Company) for Good Reason (as defined below). For purposes of this Agreement, "Good Reason" means:

(a)    a material reduction by the Company in Executive's annual base salary, other than a salary reduction that is part of a general salary reduction affecting employees generally; or
(b)    a material change in the geographic location where Executive is based, provided that such change is more than 25 miles from where Executive's office was previously located, except for required travel on Company business to the extent substantially consistent with Executive's business travel obligations on behalf of the Company.
An event described above will not constitute Good Reason unless Executive provides written notice to the Company of Executive's intention to resign for Good Reason and specifying in reasonable detail the breach or action giving rise thereto within 90 days of its initial existence and the Company does not cure such breach or action within 30 days after the date of Executive's notice. In no instance will a resignation by Executive be deemed to be for Good Reason if it is made more than 24 months following the initial occurrence of any of the events that otherwise would constitute Good Reason hereunder. A Termination of Executive’s Employment is intended to mean a termination of employment which constitutes a "separation from service" under Code Section 409A. If any payments are to be made within a specified period of time or during a calendar year, the date of such payment shall be in the sole discretion of the Company and Executive shall not be permitted, directly or indirectly, to designate the taxable year of payment.
5.2    Cause. Termination of Executive's Employment for "Cause" shall mean termination upon (a) the willful and continued failure by Executive to perform substantially Executive's reasonably assigned duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Chief Executive Officer or the President of the Company, which specifically identifies the manner in which the Chief Executive Officer or the President of the Company believes that Executive has not substantially performed Executive's duties or (b) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to the Company. No act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive without reasonable belief that Executive's action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of the Company.
5.3    Disability. "Disability" means Executive's absence from Executive's full-time duties with the Company for 180 consecutive calendar days as a result of Executive's incapacity due to physical or mental illness, as determined by Executive’s attending physician and in accordance with the Company’s Medical Leave of Absence Policy, unless within 30 days after notice of termination by the Company following such absence Executive shall have returned to the full-time performance of Executive's duties. This Agreement does not apply if the Executive is terminated due to Disability.
6.    Successors; Binding Agreement. This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's legal representatives, executors, administrators and heirs.
7.    Entire Agreement. The Company and Executive agree that the foregoing terms and conditions constitute the entire agreement between the parties relating to the matters covered by this Agreement, that this Agreement supersedes and replaces any prior agreements relating to the matters covered by this Agreement, and that there exist no other agreements between the parties, oral or written, express or implied, relating to any matters covered by this Agreement; provided, however, this Agreement does not supersede or replace the Executive Change of Control Agreement by and between Executive and the Company dated, October 1, 2012.
8.    Resignation of Corporate Offices. Executive will resign Executive's office, if any, as a director, officer or trustee of the Company, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such at the request of the Company, effective as of the date of termination of employment. Executive agrees to provide the Company such written resignation(s) upon request and that no severance pay or other benefits will be paid until after such resignation(s) are provided.
9.    No Disparagement. Executive agrees that from and after the date of termination of employment Executive will not disparage or make false or adverse statements (whether written or oral) about the Company and its predecessors and successors, affiliates, and all of each such entity’s officers, directors, employees, insurers, agents, attorneys or assigns, in their individual and representative capacities (the "Parties"). The Company may take actions consistent with breach of this Agreement should it determine that Executive has disparaged or made false or adverse statements (whether written or oral) about the Company or the Parties. Should the Company determine that Executive has disparaged or made false or adverse statements (whether written or oral) about the Company or the Parties, the Executive shall not be entitled to the severance pay or other benefits provided under this Agreement.
10.    Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon, without regard to its conflicts of laws provisions.
11.    Amendment. No provision of this Agreement may be modified unless such modification is agreed to in writing signed by Executive and the Company.
12.    Severability. If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.
13.    Code Section 409A. This Agreement and the severance pay and other benefits provided hereunder are intended to qualify for an exemption from Code Section 409A, provided, however, that if this Agreement and the severance pay and other benefits provided hereunder are not so exempt, they are intended to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer this Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to Executive (or any other individual claiming a benefit through Executive) for any tax, interest, or penalties Executive may owe as a result of compensation paid under this Agreement, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Code Section 409A. If any payment or reimbursement, or portion thereof, under this Agreement would be deemed to be a deferral of compensation not exempt from the provisions of Code Section 409A and would be considered a payment upon a separation from service for purposes of Code Section 409A, and Executive is determined to be a "specified employee" under Code Section 409A, then any such payment or reimbursement, or portion thereof, shall be delayed until the date that is the earlier to occur of (i) Executive's death or (ii) the date that is six months and one day following the date of the Termination of Executive's Employment (the "Delay Period"). Upon the expiration of the Delay Period, the payments delayed pursuant to this Section 13 shall be paid to Executive in a lump sum, and any remaining payments due under this Section 13 shall be payable in accordance with their original payment schedule.

RADISYS CORPORATION

By:	/s/ Brian Bronson	/s/ Allen Muhich
	Brian Bronson, President and Chief Executive Officer	Allen Muhich, Interim Chief Financial Officer and Vice President of Finance

EXHIBIT A

RELEASE OF CLAIMS

1.	Parties.
The parties to Release of Claims (hereinafter "Release") are Allen Muhich and Radisys Corporation, an Oregon corporation, as hereinafter defined.
1.1    Executive and Releasing Parties.
For the purposes of this Release, "Executive" means Allen Muhich, and "Releasing Parties" means Executive and his attorneys, heirs, legatees, personal representatives, executors, administrators, assigns, and spouse.
1.2    The Company and the Released Parties.
For the purposes of this Release, the "Company" means Radisys Corporation, an Oregon corporation, and "Released Parties" means the Company and its predecessors and successors, affiliates, and all of each such entity’s officers, directors, employees, insurers, agents, attorneys or assigns, in their individual and representative capacities.

2.	Background And Purpose.
Executive was employed by the Company. Executive's employment is ending effective ____________ under the conditions described in Section 3.1 of the Executive Severance Agreement ("Agreement") by and between Executive and the Company dated October 1, 2012.
The purpose of this Release is to settle, and the parties hereby settle, fully and finally, any and all claims the Releasing Parties may have against the Released Parties, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to Executive's employment, any claim for reemployment, or any other claims whether asserted or not, known or unknown, past or future, that relate to Executive's employment, reemployment, or application for reemployment.

3.	Release.
In consideration for the payments and benefits set forth in Section 3.1 of the Agreement and other promises by the Company all of which constitute good and sufficient consideration, Executive, for and on behalf of the Releasing Parties, waives, acquits and forever discharges the Released Parties from any obligations the Released Parties have and all claims the Releasing Parties may have as of the Effective Date (as defined in Section 4 below) of this Release, including but not limited to, obligations and/or claims arising from the Agreement or any other document or oral agreement relating to employment, compensation, benefits, severance or post-employment issues. Executive, for and on behalf of the Releasing Parties, hereby releases the Released Parties from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past failure or refusal to employ Executive by the Company, or any other past claim that relates in any way to Executive's employment, compensation, benefits, reemployment, or application for employment, with the exception of any claim Executive may have against the Company for enforcement of the Agreement. The matters released include, but are not limited to, any claims under federal, state or local laws, including the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers’ Benefit Protection Act (“OWBPA”), any common law tort, contract or statutory claims, and any claims for attorneys’ fees and costs. Further, Executive, for and on behalf of the Releasing Parties, waives and releases the Released Parties from any claims that this Release was procured by fraud or signed under duress or coercion so as to make the Release not binding. Executive is not relying upon any representations by the Company's legal counsel in deciding to enter into this Release. Executive understands and agrees that by signing this Release Executive, for and on behalf of the Releasing Parties, is giving up the right to pursue any legal claims that Executive or the Releasing Parties may have against the Released Parties. Provided, nothing in this provision of this Release shall be construed to prohibit Executive from challenging the validity of the ADEA release in this Section of the Release or from filing a charge or complaint with the Equal Employment Opportunity Commission or any state agency or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or state agency. However, the Released Parties will assert all such claims have been released in a final binding settlement.
Executive understands and agrees that this Release extinguishes all claims, whether known or unknown, foreseen or unforeseen. Executive expressly waives any rights or benefits under Section 1542 of the California Civil Code, or any equivalent statute. California Civil Code Section 1542 provides as follows:
"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."
Executive fully understands that, if any fact with respect to any matter covered by this Release is found hereafter to be other than or different from the facts now believed by Executive to be true, Executive expressly accepts and assumes that this Release shall be and remain effective, notwithstanding such difference in the facts.
3.1    IMPORTANT INFORMATION REGARDING ADEA RELEASE.
Executive understands and agrees that:

a.	this Release is worded in an understandable way;

b.	claims under ADEA that may arise after the date of this Release are not waived;

c.	the rights and claims waived in this Release are in exchange for additional consideration over and above any consideration to which Executive was already undisputedly entitled;

d.	Executive has been advised to consult with an attorney prior to executing this Release and has had sufficient time and opportunity to do so;

e.
Executive has been given a period of time of 21 days (or, if required by applicable law, 45 days) (the "Statutory Period"), if desired, to consider this Release and understands that Executive may revoke his waiver and release of any ADEA claims covered by this Release within seven (7) days from the date Executive executes this Release. Notice of revocation must be in writing and received by Radisys Corporation, 5435 NE Dawson Creek Drive, Hillsboro, Oregon 97124 Attention: Vice President, Human Resources within seven (7) days after Executive signs this Release; and

f.	any changes made to this Release, whether material or immaterial, will not restart the running of the Statutory Period.
3.2    Reservations Of Rights.
This Release shall not affect any rights which Executive may have under any medical insurance, disability plan, workers' compensation, unemployment compensation, indemnifications, applicable company stock incentive plan(s), or the 401(k) plan maintained by the Company.
3.3    No Admission Of Liability.
It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of Executive or the Company or the Released Parties, by whom liability has been and is expressly denied.

4.	Effective Date.
The "Effective Date" of this Release shall be the eighth calendar day after it is signed by Executive.

5.	Confidentiality, Proprietary, Trade Secret And Related Information
Executive acknowledges the duty and agrees not to make unauthorized use or disclosure of any confidential, proprietary or trade secret information learned as an employee about the Company, its products, customers and suppliers, and covenants not to breach that duty. Moreover, Executive acknowledges that, subject to the enforcement limitations of applicable law, the Company reserves the right to enforce the terms of any offer letter, employment agreement, confidentially agreement, or any other agreement between Executive and the Company and any section(s) therein. Should Executive, Executive's attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of the Company, Executive shall promptly notify the Company of such request by the most expeditious means in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.

6.	Scope Of Release.
The provisions of this Release shall be deemed to obligate, extend to, and inure to the benefit of the parties; the Company's parents, subsidiaries, affiliates, successors, predecessors, assigns, directors, officers, and employees; and each party’s insurers, transferees, grantees, legatees, agents, personal representatives and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and Effective Date of this Release.

7.	Entire Release.
This Release and the Agreement signed by Executive contain the entire agreement and understanding between the parties and, except as reserved in Sections 3 and 5 of this Release, supersede and replace all prior agreements, written or oral, prior negotiations and proposed agreements, written or oral. Executive and the Company acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and the Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.

8.	Severability.
Every provision of this Release is intended to be severable. In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

9.	References.
The Company agrees to follow the applicable policy(ies) regarding release of employment reference information.

10.	Parties May Enforce Release.
Nothing in this Release shall operate to release or discharge any parties to this Release or their successors, assigns, legatees, heirs, or personal representatives from any rights, claims, or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Release.

11.	Governing Law.
This Release shall be construed in accordance with and governed by the laws of the State of Oregon, without regard to its conflicts of laws provisions.

Dated:
Allen Muhich, Interim Chief Financial Officer and Vice President of Finance

STATE OF	)
) ss.
County of	)
Personally appeared the above named Allen Muhich and acknowledged the foregoing instrument to be his voluntary act and deed.

Before me:		NOTARY PUBLIC – OREGON My commission expires: __________

RADISYS CORPORATION

By:		Dated:

Its:
On Behalf of RadiSys Corporation and "Company"